Exhibit 10.1

CHOW EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is dated July 1, 2014 (the “Effective Date”) between:

BIOJECT MEDICAL TECHNOLOGIES INC. (“BMT”), a corporation incorporated under the laws of the State of Oregon having its principal offices at 7180 SW Sandburg Street, Suite 100, Tigard, OR 97223 and business office at 26212 Dimension Drive, Suite 260, Lake Forest, CA 92630.

BIOJECT INC. (“Bioject,” and together with BMT, the “Company”), a corporation incorporated under the laws of the State of Oregon having its principal offices at 7180 SW Sandburg Street, Suite 100, Tigard, OR 97223 AND:

Tony K. Chow, having an office address at 26212 Dimension Drive, Suite 260, Lake Forest, CA 92630.

(“Executive”).

RECITALS

WHEREAS, the Executive has heretofore been employed by the Company.

WHEREAS, the Company and Executive desire to set forth in this agreement the terms and conditions of Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

1.	The Company desires to secure the services and expertise of Executive and to ensure the availability of Executive to the Company; and

2.	Executive desires to serve in the employ of the Company on a full-time basis for the period and upon the terms and conditions provided for in this Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties noted above agree as follows:

Section 1 - Employment, Duties and Term

1.1	Employment. Effective as of the first date set forth above, the Company agrees to employ Executive in the position of Chief Financial Officer, and Executive hereby accepts such employment, on the terms and conditions set forth herein. Executive’s first day of employment hereunder shall the Effective Date (the “Initial Employment Date”).

1.2	Approval by the Board. The Company represents that the appointment of Executive to the position referred to in Section 1.1 has been approved by the Board of Directors of the Company (the “Board”) and that all corporate action required to effect the appointment has been taken.

1.3	Duties. The Executive shall devote his full-time and best efforts to the Company and to fulfilling the duties of his position which shall include all duties commonly incident to the offices of Chief Financial Officer. The Executive hereby accepts and agrees to such engagement of services, and will devote himself to the operation of the Company’s business. The Executive shall comply with the Company’s policies and procedures to the extent they are not inconsistent with this Agreement, in which case the provisions of this Agreement shall prevail. Executive shall comply with all legal requirements applicable to his position, including without limitation, requirements arising out of the Sarbanes-Oxley Act of 2002.

1.4	Reporting. In conducting Executive’s duties under this Agreement, Executive shall report to the Company’s Board of Directors.

1.5	Location of Employment. The Executive shall conduct his duties under this Agreement primarily at the offices of the Company in Tigard, Oregon, or such other geographical locations as shall be reasonably required in order to assure the efficient and proper operation of the Company.

Section 2 - Base Compensation and Benefits

2.1	Base Salary. For all services rendered under this Agreement, the Company shall pay Executive a Base Salary at an annual rate of $90,000. Company shall pay Executive in approximately equal monthly amounts pursuant to its standard payroll schedule. All amounts paid to Executive under this Agreement shall be reduced by such amounts as are required or permitted to be withheld by law. Executive’s Base Salary shall be subject to periodic adjustment by the Board. The Board will perform performance reviews with respect to the period ending December 31, 2014 and annually thereafter, provided that the Board shall be under no obligation to increase Executive’s Base Salary in connection with any such review. For purposes of this Agreement, “Base Salary” shall mean regular salary paid on a periodic basis exclusive of benefits, bonuses, stock options, restricted stock unit awards or incentive payments.

2.2	Benefits. Subject to eligibility requirements, Executive shall be entitled to receive such insurance and other employment benefits as are available to other executive officers of Company under the same terms and conditions applicable to such other executive officers, which shall initially consist of medical insurance, dental and vision insurance, participation in the Company’s flexible spending account, short- and long-term disability insurance, life insurance, supplemental life insurance (via portability provision), supplemental medical expense insurance (AFLAC), participation in the Company’s 401(k) plan and employee stock plan, and other benefits that the Company may offer from time to time. Such benefits may change from time to time or may be eliminated by Company.

2.3	Business Expenses. The Company shall, in accordance with, and to the extent of, its policies in effect from time to time, reimburse all ordinary and necessary business expenses reasonably incurred by Executive in performing his duties as an employee of the Company, provided that Executive accounts promptly for such expenses to the Company in the manner prescribed from time to time by the Company. Examples of such expenses include travel expenses, remote home office expenses and personal computer and peripherals used for business purposes.

2.4	Vacation. Executive shall be entitled to vacation, flexible time off, paid holidays and sick leave according to the standard policies and procedures of the Company; provided that Executive shall be entitled to 15 vacation days per year, with the unused vacation in any year to be available for use in subsequent years.

Section 3 - Stock Options; Incentive Compensation

3.1	Stock Options. Bioject has an executive stock option program. The Chief Financial Officer is eligible for the program, the grants to be determined by Bioject’s Board of Directors Compensation Committee.

3.2	Incentive Compensation. The Executive shall be eligible for incentive compensation on an annual basis as determined by Bioject’s Board of Directors Compensation Committee based on the achievement of corporate objectives. The first period is January 1, 2015-June 30, 2015.

Section 4 - Term, Termination

4.1	Term. The term of this Agreement shall commence on the date first written above (the “Effective Date”). It shall continue for an initial term of one (1) year, subject to the early termination provisions set forth in this Section 4. Upon expiration of the initial term, this Agreement will be automatically extended for additional one-year terms unless Executive or the Company shall, upon 120 days written notice to the other, elect not to extend this Agreement for an additional one-year term. Non-renewal of the Agreement by the Company shall be deemed a termination pursuant to Section 4.3 and shall be subject to the severance benefits related to termination under Section 4.4.

4.2	Termination by the Company for Cause. At any time during the term of this Agreement, the Company may terminate this Agreement and Executive’s employment immediately for “Cause” as that term is defined herein, upon written notice to Executive.

4.2.1.	“Cause” means any one of the following: (a) a material breach of Executive’s duties hereunder, followed by Executive’s failure to cure such breach within a reasonable period of time after a written demand for such satisfactory performance which specifically and with reasonable detail identifies the manner in which it is alleged that Executive has not satisfactorily performed such duties, provided, however, that no termination for Cause pursuant to this subparagraph 4.2.1 will be effective until after Executive, together with Executive’s counsel, have had an opportunity to be heard before the Board; (b) a criminal act (excluding motor vehicle violations) by the Executive reflecting adversely on the business or reputation of the Company; or (c) Executive, in his personal capacity, is indicted or sanctioned or enters into a consent decree, in connection with any investigation of, allegation of wrongdoing by, or other formal proceeding against Executive, by the United States Food and Drug Administration or the United States Securities and Exchange Commission, whether related to the business of the Company or to any other past employment or activity of Executive.

4.2.2.	In the event of Executive’s termination for Cause pursuant to Section 4.2, all forms of compensation and benefits payable to Executive pursuant to Sections 2 and 3 shall terminate on the date of termination. Executive shall not be entitled to any additional compensation or severance.

4.3	Termination by the Company Without Cause; Termination by Executive for Good Reason. The Company may terminate this Agreement and Executive’s employment at any time without Cause upon giving Executive at least 10 days written notice. Executive may terminate this Agreement and his Employment for Good Reason upon giving the Company at least 30 days written notice specifying the reason and failure of the Company to remedy the condition within 30 days. “Good Reason” means a material reduction in Executive’s title or duties. Termination of employment because of disability under Section 2.5 and termination of employment because of death under 4.1 are not terminations under this Section 4.3 or Section 4.4.

4.4	Severance Benefits. If (i) the Company gives notice pursuant to Section 4.1 that the term of this Agreement shall not be extended or shall not be renewed, (ii) this Agreement and Executive’s employment are terminated by the Company pursuant to Section 4.3, or (iii) Executive terminates his employment for Good Reason pursuant to Section 4.3, then as of the effective date of Executive’s termination:

4.4.1.	The Company shall pay Executive as severance pay an amount equivalent to three month (3) months of Executive’s then-current Base Salary plus accrued and unused vacation (the “Severance Pay”). The Company may pay such Severance Pay on dates generally coinciding with its regular payroll schedule or in a single lump sum payment in its sole discretion; and

4.4.2.	An amount equivalent to the premium Executive would pay if Executive were to elect to continue Executive’s group health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for a period of three (3) months; and

4.4.3.	As a condition of receiving the compensation and other benefits pursuant to this Section 4.4, Executive shall sign, deliver and not revoke a release of claims in a reasonable form to be provided by the Company at the time of termination.

4.5	Termination by Executive. The Executive may terminate this Agreement at any time by giving 60 days prior written notice to the Company. Upon termination of this Agreement by Executive pursuant to this Section 4.5, Executive shall be paid unpaid salary and accrued and unpaid vacation through the date of termination. All other forms of compensation payable to Executive pursuant to Section 2 shall terminate on the date of termination. Executive shall not be entitled to any additional compensation or severance.

Termination Upon Death or Disability. This Agreement shall terminate immediately upon Executive’s death or disability. In the event of Executive’s death The Company shall pay to Executive’s estate the Base Salary otherwise payable to Executive through the last day of the calendar month in which Executive’s death occurs. As expeditiously as possible after Executive’s death the Company shall pay or reimburse Executive’s estate for all expenses incurred pursuant to Section 2.3 prior to such death. If Executive becomes disabled (as defined in the Company’s disability insurance policies) during the term of the Agreement, and Executive’s sole remedy shall be to receive three (3) months of Executive’s then monthly base salary, less the present value of any benefits to be paid to Executive under the Company’s Short and Long Term Disability Policies (the “Policies”) in effect at that time.

4.6	Acts Upon Termination. Upon termination of Executive’s employment with the Company, all computers, equipment, documents, records, notebooks, and similar repositories of or containing Confidential Information, including copies thereof, then in Executive’s possession, whether prepared by Executive or others, will be delivered to the Company within thirty (30) days of such termination. The obligations of Executive in Section 5 of this Agreement shall survive any termination of Executive.

4.7	Entire Termination Payment. The compensation provided for in this Section 4 shall constitute Executive’s sole remedy for termination of this Agreement by either party.

4.8	Resignation. Upon termination of Executive’s employment with Company for any reason, Executive shall offer his resignation as an officer or director of any subsidiary or affiliate of the Company in which he/she holds such positions.

Section 5 - Confidentiality, Invention Ownership Agreement and Noncompetition Agreement

5.1	Executive agrees to execute and deliver and abide by the Confidentiality, Invention Ownership Agreement and Noncompetition Agreement executed by Executive on the date of the Agreement (the “Confidentiality and Noncompetition Agreement”). Upon the termination of Executive’s employment, Executive shall return all confidential information of any type that that belongs to the Company, or any other related or affiliated entity, or a third party. Executive acknowledges that Executive’s obligations of confidentiality extend beyond the termination of Executive’s employment as dictated by the Confidentiality and Noncompetition Agreement. Executive acknowledges and agrees that upon Executive’s termination of employment with the Company for any reason, Executive shall be bound by the provisions set forth in the Confidentiality and Noncompetition Agreement as if those provisions were set forth herein. Executive also acknowledges that Executive’s obligations of noncompetition and nonsolicitation extend beyond the termination of Executive’s employment for any reason as dictated by the Confidentiality and Noncompetition Agreement.

Section 6 - General Provisions

6.1	Notices. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by facsimile and confirmed by return facsimile, or three days after being mailed by first-class mail, postage prepaid and return receipt requested in each case to the applicable address as set forth at the beginning of this Agreement. Either party may change its address, by notice to the other party given in the manner set forth in this Section.

6.2	Caption. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

6.3	Venue and Jurisdiction/Controlling Law. For any claim or cause of action arising under or relating to this Agreement, the Company and Executive consent to the exclusive jurisdiction of the Oregon Superior Court, or a federal court serving Portland, Oregon, and waive any objection based on jurisdiction or venue, including forum non conveniens; provided, however, if the Company seeks injunctive relief, it may file such action wherever in its judgment relief might most effectively be obtained. Oregon law shall apply.

6.4	Mediation. In case of any dispute arising under this Agreement which cannot be settled by reasonable discussion, except for Company’s right to seek injunctive relief pursuant to the terms of the Confidentiality and Noncompetition Agreement attached hereto as Exhibit B, the parties agree that, prior to commencing litigation, they will first engage the services of a professional mediator agreed upon by the parties and attempt in good faith to resolve the dispute through confidential nonbinding mediation. Each party shall bear one-half of the mediator’s fees and expenses and shall pay all of its own attorneys’ fees and expenses related to the mediation.

6.5	Attorney Fees. If any action at law, in equity or by arbitration is taken to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled, including fees and expenses on appeal.

6.6	Construction. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

6.7	Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

6.8	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and shall be binding upon Executive, his administrators, executors, legatees, and heirs. In that this Agreement is a personal services contract, it shall not be assigned by Executive.

6.9	Modification. This Agreement may not be and shall not be modified or amended except by written instrument signed by the parties hereto.

6.10	Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon. This Agreement replaces and supersedes all prior agreements or understandings of the parties hereto with respect to the subject matter hereof.

6.12 Indemnification and Insurance. Executive shall be entitled to indemnification from the Company to the fullest extent permitted under Oregon law. The Company shall maintain Directors and Officers insurance, in such amounts as are customary for a company such as the Company.

In witness whereof, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

Bioject Medical Technologies Inc.		Executive

By:	/s/ Mark A. Logomasini	/s/ Tony K. Chow
Mark A. Logomasini		Tony K. Chow
President & CEO

Bioject Inc.

By:	/s/ Mark A. Logomasini
Mark A. Logomasini
President & CEO

EXHIBIT B

CONFIDENTIALITY, INVENTION OWNERSHIP AGREEMENT AND NONCOMPETITION AGREEMENT

This Confidentiality, Invention Ownership Agreement and Noncompetition Agreement (“Agreement”) is entered into between Bioject Medical Technologies Inc., an Oregon corporation, Bioject Inc., an Oregon corporation (the foregoing, collectively, the “Company”), and Tony K. Chow (“Employee”).

RECITALS

A. Company is engaged in the following business: In the future Company is likely to expand its business to additional products, services and markets.

B. Employee wishes to hold a sensitive position with access to, and requiring knowledge of, Company’s proprietary and commercially valuable information, including trade secrets and strategic information. Employee also may have contact with Company’s affiliated companies (“Affiliate”) and with Company’s and its Affiliate’s customers, suppliers, investors and strategic partners (collectively, “Company Business Partners”). Unauthorized use or disclosure of such information, or interference with Company’s relationships with Company Business Partners could cause Company or Affiliate irreparable injury. This Agreement is intended to assure that proprietary information and materials of the Company and Affiliate and relationships with Company Business Partners, will be protected both during and after Employee’s employment.

AGREEMENT

In recognition and consideration of Employee’s employment or continued employment by Company, and receipt of further disclosure of confidential information of Company or Affiliate, the parties agree as follows:

1. CONFIDENTIALITY.

(a) “Confidential Information” means information that relates to the business of Company or Affiliate or any customer of Company or Affiliate; was created, discovered or developed by, or otherwise has commercial value to, Company or any Affiliate; was designated by Company or Affiliate as being confidential; or under the circumstances surrounding its disclosure ought in good faith be treated as confidential. “Confidential Information” includes, without limitation: (i) information relating to the Company or Affiliate and the Company Business Partners; (ii) business practices and strategic plans of Company or Affiliate; (iii) technical, financial, marketing, sales, personnel, management, operations, information technology, analytical or other technical or business information or trade secrets of Company or Affiliate; and (iv) information received from third parties, including without limitation Company Business Partners, that Company or any Affiliate is obligated to treat as confidential. Confidential Information will not include information Employee can establish: (i) entered or subsequently enters the public domain without Employee’s breach of any obligation owed Company or Affiliate (or a Company Business Partner); (ii) became known to Employee before Company or Affiliate (or a Company Business Partner) disclosed such information to Employee; (iii) became known to Employee from a source other than Company or Affiliate (or a Company Business Partner) other than by the breach of an obligation of confidentiality; or (iv) is independently developed by Employee; provided, however, that Employee acknowledges and agrees that aggregations and compilations of individual documents or items of information that, analyzed individually, may not constitute Confidential Information or Materials, may in their aggregated or compiled form qualify as Confidential Information and Materials that are subject to the terms of this Section 1.

(b) “Confidential Materials” means all tangible or written materials containing Confidential Information, including without limitation, written or printed documents, email correspondence and attachments, electronic files, and computer disks, whether machine or user readable.

(c) Employee shall not use any Confidential Information or Materials for any purpose other than to further Company’s or Affiliate’ business interests as requested by Company. Without limiting the foregoing, Employee shall not use the Confidential Information or Materials for the benefit of Employee or any third party. Employee shall not disclose any Confidential Information or Materials to any third party without having first received the express prior written permission of Company. Employee shall at all times keep the Confidential

1

Information and Materials confidential and shall take all reasonable security precautions to keep confidential and protect the Confidential Information from unauthorized access and use. Employee may directly or indirectly reproduce, summarize and distribute Confidential Information and Materials only in pursuance of Company’s business as requested by Company, and only as otherwise provided hereunder.

(d) Employee’s Section 1 obligations shall remain in effect with respect to particular information for the longest time permitted by applicable law. If Employee is required by subpoena or otherwise to disclose Confidential Information or Materials, Employee shall give Company notice of the proposed disclosure as soon as practicable after learning of the subpoena or the disclosure requirement and shall make any such disclosure in a manner so as to maximize the protection of the information from further disclosure.

2. RETURN OF DOCUMENTS AND PROPERTY. At termination of employment, or earlier if requested, Employee shall promptly surrender to Company, without retaining copies, all tangible and intangible things which are or contain Confidential Information or Materials. Employee shall also return all files, correspondence, memoranda, computer software and print-outs, computer disks or CDs, work papers, files, client lists, and other property or things which Company or Affiliate gave to Employee, which Employee created in whole or part within the scope of Employee’s employment, or to which Employee had access, even if they do not contain Confidential Information or Materials. Also, at the time of termination from Company, regardless of reason, Employee shall in good faith take all acts necessary and reasonable to assure that Employee’s work is efficiently transitioned to Company.

3. RESTRICTIVE COVENANTS.

(a) “Competitor” means any person or entity which engages or is preparing to engage in the design, development, manufacture, sale or commercial offering (whether or not in conjunction with other services that it performs) of any needle free injection product or service useful for any purpose also served by a needle free injection product or service which Company then sells, offers or markets, or is then preparing to sell, offer or market.

(b) During employment with Company and continuing for twenty-four (24) months thereafter, Employee shall not, unless Company gives its prior written consent: (i) manage, operate, control, or be employed by any Competitor; (ii) consult with, act as agent for, or otherwise assist any Competitor to compete or prepare to compete with Company; (iii) own any interest (other than a passive investment interest in a publicly traded company) in any Competitor; (iv) take any action calculated to divert from Company any opportunity or existing business within the scope of its then business; (v) solicit, hire or otherwise engage any person who had been employed by Company during the last six (6) months before Employee’s termination, to perform services for Employee or any other person or entity; or (vi) solicit, divert, or in any other manner persuade or attempt to persuade any Company Business Partner to alter or discontinue its relationship with Company or an Affiliate. Because Company’s business is not limited to any specific areas, the covenants contained in sub-parts (i), (ii) and (iii) of this Section 3(b) cannot be limited to any geographic area. Employee acknowledges that the covenants in this Section 3 are reasonable in scope, area and duration and are necessary to further Company’s legitimate interests in protecting its Confidential Information, business, good will and, if applicable, relationships with Company Business Partners.

4. COPYRIGHTS. Employee acknowledges and agrees that any and all copyrightable works prepared by Employee within the scope of Employee’s employment by Company will be works made for hire for purposes of U.S. copyright law, that Company will own all rights under copyright in and to such works, and that Company will be considered the author of all such works. If and to the extent that any jurisdiction should fail to deem any copyrightable work prepared by Employee within the scope of Employee’s employment by Company to be a work made for hire that is authored and owned by Company, Employee hereby irrevocably assigns to Company all right, title and interest in and to such work.

Further, Employee hereby waives in favor of Company the provisions of law known as droit moral (moral rights) or any similar law with respect to Employee’s copyrightable works, including the right to the integrity of any work. Employee agrees to not institute or authorize any other party to institute any action on the grounds that any works produced by Company constitute an infringement of any of Employee’s droit moral or are in any way a distortion, mutilation or other modification of the works to the prejudice of Employee’s honor or reputation.

2

5. NEW INVENTIONS. Employee agrees to make prompt and full disclosure to Company, to hold in trust for the sole benefit of Company, and hereby assigns exclusively to Company all of Employee’s rights, title and interest in and to any and all inventions, discoveries, designs, developments, concepts, techniques, procedures, products, improvements and trade secrets (collectively “Inventions”) that Employee solely or jointly may conceive, develop, reduce to practice or otherwise produce during Employee’s employment with Company. Employee waives and quitclaims to Company any and all claims of any nature whatsoever that Employee now has or may have in the future for infringement of any patent application, patent, or other intellectual property right relating to any Inventions so assigned to Company. Both during and after the termination of Employee’s employment at Company, Employee agrees to execute all documents and take all other actions reasonably requested by Company in order to carry out and confirm the assignments contemplated by this Agreement at Employee’s cost, including without limitation applications for patents, certificates of authorship, and other instruments appropriate for the protection and enforcement of intellectual property rights throughout the world. If Employee fails to execute, acknowledge, verify or deliver any such document reasonably requested by Company, Employee hereby irrevocably appoints Company and its authorized officers and agents as Employee’s agent and attorney-in-fact to act in Employee’s place to execute, acknowledge, verify or deliver any such document (as applicable) on Employee’s behalf.

6. EXCLUDED AND LICENSED INVENTIONS. Employee has attached as Schedule A a list describing all Inventions that Employee is currently developing and all Inventions belonging to Employee and made by Employee before Employee’s employment with Company that Employee wishes to confirm Employee’s ownership of under this Agreement. If no such list is attached, Employee represents that there are no such Inventions. As to any Invention in which Employee has an interest at any time before or during Employee’s employment with Company, Employee agrees that if Employee uses or incorporates such an Invention in any released or unreleased Company product, service, program, process, development or work in progress, or if Employee permits Company so to use or incorporate such an Invention, Company is hereby granted and shall have an irrevocable, perpetual, royalty-free, worldwide license to exercise any and all rights with respect to such Invention, including without limitation the right to protect, make, have made, use and sell that Invention without restriction and the right to sublicense those rights to others. This license shall be exclusive, subject only to any preexisting non-exclusive licenses or other pre-existing rights not subject to Employee’s control.

7. REMEDIES. Employee acknowledges that Company would be greatly injured by, and has no adequate remedy at law for, Employee’s breach of Sections 1, 2, 3, 4, 5 or 6. Employee therefore consents that if such breach occurs or is threatened, Company may, in addition to all other remedies, enjoin Employee (together with all persons acting in concert with Employee) from such breach or threatened breach. If an injunction is granted, the periods in Sections 1 and 3 shall be extended so as to commence when such injunction is entered.

(A) ATTORNEYS’ FEES. In any claim arising out of or relating to this Agreement, the substantially prevailing party shall recover its reasonable costs and attorneys’ fees to the extent permitted by law.

(B) VENUE AND JURISDICTION/CONTROLLING LAW. For any claim or cause of action arising under or relating to this Agreement, Company and Employee consent to the exclusive jurisdiction of the Washington County, Oregon Superior Court, or a federal court serving Portland, Oregon, and waive any objection based on jurisdiction or venue, including forum non conveniens; provided, however, if Company seeks injunctive relief, it may file such action wherever in its judgment relief might most effectively be obtained. Oregon law shall apply, excluding its choice of law rules.

8. EMPLOYMENT AT WILL. Nothing in this Agreement shall affect Employee’s at-will employment relationship. Employee’s employment with Company may be terminated by Company or Employee and for any reason or no reason, subject to the requirements of the Executive Employment Agreement between Employee and Company. Employee shall comply with all Company policies and procedures, as modified from time to time. Employee shall execute such additional documents, including agreements, as Company may request to ensure compliance with requirements of Company, Affiliate and Company Business Partners legal and ethical obligations.

3

9. ASSIGNMENT. Company may assign rights and duties under this Agreement, but Employee may not. This Agreement shall bind Employee’s heirs and personal representatives, and inure to the benefit of Company and its successors and/or assigns. Affiliate are third-party beneficiaries of this Agreement.

10. FREEDOM TO CONTRACT. Employee warrants that he or she has the full power and authority to enter into and perform according to the terms of this Agreement and is under no disability or obligation, express or implied, to any other party, including former employers, that prevents him or her from entering into this Agreement or from complying with all of its provisions to the fullest extent. Employee shall comply fully with all confidentiality obligations owed to all third parties, including all former employers, and shall not disclose to Company any trade secret or proprietary information of any third party that Employee is obligated not to disclose without the written consent of Company and the third party.

11. COMPLETE AGREEMENT. This Agreement the entire agreement between the parties on its subject matters, and supersedes all prior and contemporaneous discussions and understandings. This Agreement also is not intended to supersede any document addressing Employee’s rights or duties regarding compensation, benefits or stock options. No waiver, modification or termination of any term of this Agreement shall be effective unless in writing and signed by both parties. If any provision as written is deemed unlawful, overbroad or otherwise unenforceable, the parties agree to follow a construction which will give Company the maximum protection which is reasonable and permissible under the circumstances (including, if necessary, a reduction in the time and/or geographic scope of nondisclosure and/or restrictive covenants), or if this is not possible, it shall be deemed severed. The failure, delay or forbearance on the part of Company to insist on strict performance of any provision of this Agreement, or to exercise any right or remedy, shall not be construed as a waiver. The waiver of any right or remedy by Company in one or more instances shall not excuse the strict performance of Employee’s duties and obligations.

12. LEGAL REPRESENTATION. Employee has had the opportunity to review this Agreement with an attorney of his or her own choosing, or knowingly and voluntarily waived the right to do so. Employee understood this Agreement, and acknowledges that the restrictions in this Agreement are fair and reasonable.

13. EFFECTIVE DATE. Although this Agreement is signed on February 15, 2013 it is intended to be effective as of the date that Employee’s employment with Company began.

Bioject Inc.		Employee

By:	/s/ Mark A. Logomasini	/s/ Tony K. Chow
Mark A. Logomasini President & CEO		Tony K. Chow

Bioject Medical Technologies Inc.

By:	/s/ Mark A. Logomasini
Mark A. Logomasini
President & CEO

4

Schedule A – Excluded Inventions

The following is a list of inventions that Employee developed before employment with Company, Inc.:

NONE

1